UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XV

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA CATALYST SPV I LP SERIES M

ANCORA CATALYST SPV I LP SERIES N

ANCORA CATALYST SPV I LP SERIES O

ANCORA CATALYST SPV I LP SERIES P

ANCORA CATALYST SPV I SPC LTD SEGREGATED PORTFOLIO G

ANCORA ADVISORS, LLC

ANCORA HOLDINGS, INC.

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP INC.

INVERNESS HOLDINGS, LLC

ANCORA ALTERNATIVES, LLC

FREDERICK DISANTO

4010 PARTNERS, LP

4010 CAPITAL, LLC

4010 GENERAL PARTNER, LLC

STEVEN E. LITT

MARGARET L. JENKINS

JEFFREY A. KANTOR

THOMAS A. KINGSBURY

CYNTHIA S. MURRAY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Macellum Badger Fund, LLC, a Delaware limited partnership, Legion Partners Holdings, LLC, a Delaware limited liability company, Ancora Holdings, Inc., an Ohio corporation and 4010 Capital, LLC, a Delaware limited liability company, together with the other participants named herein, have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation.

On March 18, 2021, CNBC’s “The Exchange” broadcasted an interview with Jonathan Duskin, Sole Member of Macellum Advisors GP, LLC, and his quotes from the interview are pasted below:

“We had a wonderfully constructive conversation. And if I could take one step back, you know, you characterized this as a fight It’s really not a fight, you know? We are the company's largest shareholder, and we are here to help the company. It's good company, we think we can help it become a great company. We have excellent nominees; we can get a chance to talk about that. This is a conversation between Michelle and I to spend some more time discussing our views about the business and obviously we have a lot more in common than we don't. And I think it was a very productive conversation and we really focused on the business and what we can do to make this a great company.”

“Well, that wasn't entirely accurate, Courtney, what I said was I think that the board needed to do some more work in terms of understanding what the shareholders wanted. You know, these campaigns really come down to what the shareholders want. We are one shareholder, one of many. We are large, but there is another 90 something percent that own stock and I think it was really important that the board have an outreach program to the existing shareholders to hear what we believe that they are going to hear to hear pretty much what we have been saying and we think that most of the shareholders are aligned with what we are saying. And, the board, I don't believe has done that. And so, I felt that there was a better opportunity to have that conversation a little bit further down the road once they gained more information and some more insights about how their shareholders were viewing this. You know, some of the things they said about their momentum or how much the stock is up is misleading, right? The stock is up from the absolute COVID lows, momentum is really the economy opening and if you want to lookback at any kind of time frame, one, three, five, ten, even 20 years the stock has underperformed rather dramatically, and the results have been down dramatically, even down 44%. You know, when if you look back to 2001, March of 2001, the stock was at $50, give or take where it was when we launched our campaign. So, we thought it was more appropriate for the board to actually do some outreach to shareholders and really hear what their constituents had to say and then we could come back and hopefully have more of a discussion.”

“That's a great question, I appreciate you asking so I can add some context to that. The reality is we are a different type of fund and organization, we are more like private equity in a public market if you look at something like Citi Trends, we owned it for multiple multiple years. In 2016, we created tremendous value by getting appropriate retailers in that board room. It was really lacking in Citi Trends, frankly, we believe this board needs more retail expertise in the board room. So, I don't know why they think -- how they think they can characterize us as short-termers. If we make one investment per year it doesn't mean, we sell it the next year. We make one per year and we hold it for multiple multiple years. And we really are here to create long term shareholder value. I don't really see how anyone can think that anyone who holds 9.5% of a company can do anything of a short-term basis. We have to hold this for a long time to create value so many years down the road when we do exit this position, there are people that we are selling to that are excited to buy the stock. I think that there is a mischaracterization, and I find it ironic that they are calling us short-termers when they are highlighting their stock performance over the last five or six months. That’s obviously short term and they are highlighting the momentum that their business has with, really, the economy reopening and not necessarily their own business momentum. You know, the last couple of months has been short term.”